Exhibit 10.14

December 1, 1999

PERSONAL & CONFIDENTIAL

Joseph Reed
632 Launfall Road
Plymouth Meeting, Pa 19462

Dear Joe:

        We are pleased to welcome you to traffic.com as our Chief Information Officer (CIO). The purpose of this letter is to confirm the terms of our offer to you.

        Your effective starting date will be January 24, 2000. Your base compensation will be $150,000 per annum payable in accordance with normal company policy. Subject to Board approval, you will receive an initial stock option grant of one (1) percent of the company shares currently outstanding (132,004 options). This option grant will be subject to a four year vesting period, 25% per year. You will report directly to the president and CEO.

        You will be eligible to participate in all generally available fringe benefit programs as outlined in the Company's employee handbook (as updated and modified from time to time, the "Handbook"), a copy of which will be given to you on the first day of your employment. These benefits currently include company-paid basic medical, major medical, family dental, disability and life insurance and are subject to change at traffic.com's discretion. All reasonable business expenses will be reimbursed on a monthly basis subject to the submission of an approved expense report.

        Additionally, the company will provide you with a cellular phone and other equipment as deemed necessary for your business use. Such equipment shall be installed and maintained by traffic.com subject to the company's normal business practices. Please note these items and all other business materials, including but not limited to files, emails, disks, correspondence and information thereon, shall be returned to traffic.com upon the termination of your employment.

        Your employment is contingent upon your execution and return of the enclosed Non-Disclosure and Invention Assignment Agreement. By signing this letter, you acknowledge that you are not a party to any instrument, agreement or other understanding with any person (other than traffic.com) requiring or restricting the use or disclosure of any confidential information or the provision of any employment services.

        As a legal matter, please note that this offer letter supersedes all previous discussions about the terms of your employment with the Company. In addition, please be advised that you will be employed as an "at will" employee, which means that either you or the Company can terminate your employment at any time, for any reason, with or without notice.

        Again, we are very pleased that you have decided to join our team. If you have any questions regarding the terms of our offer or any other matters regarding your employment with us, please do not hesitate to contact me at 717.731.0930.

Sincerely,

/s/  DAVID L. JANNETTA

David L. Jannetta
President & CEO

/s/ JOSEPH REED Accepted	Date:	12/30/99